Exhibit 5.1

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

April 20, 2006

Warner Chilcott Corporation

100 Enterprise Drive

Rockaway, New Jersey 07866

Ladies and Gentlemen:

We have acted as counsel to Warner Chilcott Corporation, a Delaware corporation (the “Company”), and to Warner Chilcott Holdings Company III, Limited, a Bermuda company (“Holdings”), Warner Chilcott Intermediate (Luxembourg) S.à. r.l., a Luxembourg company (“Luxco”), Warner Chilcott Company, Inc., a Puerto Rico company (“WCCI”), and Warner Chilcott (US), Inc., a Delaware corporation (“WCI” and, together with Holdings, Luxco and WCCI, the “Guarantors”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4, File No. 333-126660 (as amended, the “Registration Statement”), relating to $600,000,000 aggregate principal amount of the Company’s 8 3/4% Senior Subordinated Notes due 2015 (the “Registered Notes”) to be issued under an Indenture, dated as of January 18, 2005 (the “Indenture”), by and among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Registered Notes will be guaranteed on an unsecured senior subordinated basis by each of the Guarantors pursuant to the guarantees contained in the Indenture (the “Guarantees”).

The Registered Notes will be offered in exchange for like principal amounts of the Company’s outstanding 8 3/4% Senior Subordinated Notes due 2015 (the “Original Notes”) pursuant to the Registration Rights Agreement, dated as of January 18, 2005 (the “Registration Rights Agreement”), by and among the Company and Credit Suisse First Boston LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as representatives of the Several Purchasers. The Registration Rights Agreement was executed in connection with the private placement of the Original Notes.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Indenture, the form of the Notes and Guarantees set forth in the Indenture, the Registration Rights Agreement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. In addition, we have assumed (i) the valid existence of the Guarantors (other than WCI), (ii) that the Guarantors (other than WCI) have the requisite corporate power and authority to enter into the Guarantees, (iii) that the execution, delivery and performance of the Guarantees by the Guarantors (other than WCI) has been duly authorized by all necessary corporate action on the part of such Guarantors and (iv) that the Registered Notes and the Guarantees will be executed and delivered substantially in the form examined by us.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. The execution, delivery and performance of the Registered Notes by the Company have been duly authorized by all necessary corporate action on the part of the Company. When duly executed and delivered by the Company in accordance with the terms of the Registration Rights Agreement and the Indenture (assuming the due authentication and delivery of the Registered Notes by the Trustee in accordance with the

Indenture), the Registered Notes will be validly issued and will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

2. The execution, delivery and performance of the Guarantees by WCI has been duly authorized by all necessary corporate action on the part of WCI. When executed and delivered by the Guarantors in accordance with the terms of the Registration Rights Agreement and the Indenture (assuming the due authentication and delivery of the Registered Notes by the Trustee in accordance with the Indenture), the Guarantees will be validly issued and will constitute the legal, valid and binding obligations of each of the Guarantors, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York and the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.

Very truly yours,

/s/    WEIL, GOTSHAL & MANGES LLP